Exhibit 10.5.1

FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

This First Amendment to the Custody Agreement (the “First Amendment”) is made as of March 9, 2016, and effective as of November 1, 2015 by and between INTEGRITY CAPITAL INCOME FUND, INC., a Colorado Principal (the “Principal”), and INTEGRITY TRUST COMPANY, LLC, a Colorado trust company organized as a limited liability company (the “Agent”), as the assignee of the Agreement from Integrity Wealth Management a division of Integrity Bank & Trust, a Colorado Principal.

WHEREAS, the Principal and Agent desire to amend the Custody Agreement executed August 29, 2014 (the “Agreement”). Unless otherwise defined in this First Amendment, all defined terms used in this First Amendment, as denoted by the use of initial capital letters, have the same meaning as in the Agreement.

WHEREAS, the Principal and Agent desire to amend the calculation of fees being paid under this Agreement to match those being paid under the Investment Advisory and Administrative Services Agreement dated August 29, 2014 between the Principal and the Agent in order to reduce the fees and time spent on calculation of such fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Principal and Agent agree as follows:

1.            Amendment to Section 7 (Compensation of the Agent).  Section 7 of the Agreement is amended in its entirety as follows (underlined language reflects corrected wording):

7.            Compensation of the Agent. The compensation for the Agent’s custody services hereunder, shall be calculated at an annual rate of 0.15% of the Principal’s average gross assets (the “Custody Fee”).  The Custody Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Principal’s gross assets which includes cash of the Principal, at the end of the most recently completed fiscal quarter and appropriately adjusted for any equity raises or repurchases during the current calendar quarter.   All or any part of the Custody Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Agent shall determinate

2.            Except as specifically amended or modified by the terms of this First Amendment, the Agreement shall be read, interpreted and construed as written and executed by the parties. No further amendments or modifications of the Agreement shall be made or implied unless they are contained in a further writing executed by the parties.

The Principal and Agent have executed this First Amendment to the Custody Agreement on the date first above written.

PRINCIPAL Integrity Capital Income Fund, Inc. By: /s/ Eric S. Davis Eric S. Davis, President	AGENT Integrity Trust Company, LLC By: /s/ Randall Rush Randall Rush, Manager